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                                                                   EXHIBIT 99.1


                      [DORAL FINANCIAL CORPORATION LOGO]


January 5, 2004                                           FOR IMMEDIATE RELEASE

Contacts:

Mario S. Levis
Senior Executive Vice
President and Treasurer
Tel: (787) 474-6709


                   DORAL FINANCIAL TO RELEASE FOURTH QUARTER
                     EARNINGS ON OR ABOUT JANUARY 14, 2004

         San Juan, Puerto Rico, January 5, 2004 - Doral Financial Corporation (NYSE: DRL) announced today that it expects to release its earnings for the quarter and year ended December 31, 2003, on or about January 14, 2004. Mr. Salomon Levis, Chairman of the Board and Chief Executive Officer of Doral Financial indicated that the Company reached record mortgage production levels in the fourth quarter and also anticipated that as previously announced the Company's earnings for the quarter and year would meet or surpass published market expectations.

         Mr. Levis was optimistic that 2004 would be another strong year for the Company in terms of earnings, since demand in Puerto Rico for mortgage loans remained strong driven primarily by purchase loans for new housing including the growing government-sponsored affordable housing sector, most of which enjoy tax-exempt interest rates and by refinance loans for debt consolidation purposes. Mr. Levis added that he also expected strong results from the Company's commercial banking operations and insurance business.

FORWARD LOOKING STATEMENTS

         This press release contains certain "forward-looking statements" concerning Doral Financial's economic future performance. The word "expect", "anticipate", "should" and similar expressions are meant to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities, competitive and regulatory factors and legislative changes, could affect the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.